Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sarepta Therapeutics, Inc.:

We consent to the use of our reports dated March 3, 2014, with respect to the consolidated balance sheets of Sarepta Therapeutics, Inc. (a development stage company) as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2013 and the information included in the cumulative from inception presentations for the period January 1, 2002 to December 31, 2013 (not separately presented), and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 3, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Sarepta Therapeutics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management has identified and included in its assessment a material weakness as of December 31, 2013 related to the design and implementation of controls to adequately review and consider the recognition and measurement of new significant research and development contracts.

/s/ KPMG LLP

Cambridge, Massachusetts

February 26, 2015